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                         January 25, 2024

       Grant E. Fitz
       Executive Vice President and Chief Financial Officer
       Myers Industries Inc
       1293 South Main Street
       Akron, Ohio 44301

                                                        Re: Myers Industries
Inc
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 21,
2023
                                                            File No. 001-08524

       Dear Grant E. Fitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program